EXHIBIT 11 -  Computation of Earnings Per Share



Item 6(a)
Exhibit 11
Computation of Earnings per Share
United Industrial Corporation and Subsidiaries

                                          Three Months Ended         Six Months Ended
                                              June 30                     June 30
                                          ------------------         -----------------

                                           1998         1997          1998         1997
                                           ----         ----          ----         ----


Net income                           $2,298,000   $1,670,000    $4,621,000   $3,433,000
                                     ==========   ==========    ==========   ==========

Basic earnings per share:
   Weighted average shares           12,325,530   12,176,443    12,289,947   12,175,693
                                     ==========   ==========    ==========   ==========

Effect of dilutive securities:
   Employee and non-employee
     director stock options             338,837      193,469       388,980      151,311
                                        =======      =======       =======      =======

Diluted earnings per share:
   Adjusted weighted-average
     and assumed conversions         12,664,367    12,369,912    12,678,927  12,327,004
                                     ==========    ==========    ==========  ==========


Basic earnings per share                 $  .19       $  .14         $  .38      $  .28
                                         ======       ======         ======      ======
Diluted earnings per share               $  .18       $  .14         $  .36      $  .28
                                         ======       ======         ======      ======

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





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